SUB-ITEM 77 C:  Submission
of matters to a vote of security holders

A Special Meeting of Shareholders
of Prime Value Obligations Fund was
held on February 23, 2007.  The
following items, which are required to
be reported under this SUB-ITEM 77C,
were voted on at the meeting:

1. To amend the fundamental investment
limitation regarding the Fund's
ability to lend its assets.

Shares voted affirmatively:  4,974,810,924
Shares voted negatively: 221,333,170.84
Shares abstaining:  294,221,730.32





The Definitive Proxy Statement for
this Special Meeting was filed with the
Securities and Exchange
Commission on March 6, 2007, and is
incorporated by reference. (File No. 811-05950)